EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1/A No. 333-170421) and related Prospectus of Cyclacel Pharmaceuticals, Inc for the registration of 16,646,380 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2010 (except for note 20, as to which the date is May 17, 2010), with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc and our report dated March 29, 2010 (except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is May 17, 2010), with respect to the effectiveness of internal control over financial reporting of Cyclacel Pharmaceuticals, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 29, 2010, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2009 filed on May 17, 2010 and as further amended by Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2009 filed on May 19, 2010.
/s/ Ernst & Young LLP
London, England
November 29, 2010